Exhibit 99.1

OXYSURE (OXYS) REPORTS FOURTH QUARTER AND FULL-YEAR 2014 RESULTS

Conference Call at 9:00 am ET on March 31, 2015

Frisco, Texas, March 31, 2015 – OxySure Systems, Inc. (OTCQB: OXYS) (“OxySure,” or the “Company”), today announced financial and operating results for the fourth quarter and year ended December 31, 2014.

Fiscal Year 2014 Highlights:

●	Revenues were $2.4 million, up 35%, led by an 83% increase in revenues in the US
●	10th consecutive quarter of sales growth
●	Gross profit was 56% on an adjusted basis
●	General & administrative expense was $1.75 million
●	Cash was at $647,093
●	Capital leases decreased by $309,534
●	Long term debt down 42%
●	Working capital was a surplus of $418,734
●	Current ratio was 1.3
●	Total assets increased 7% to $2.5 million
●	Net loss per share for the year was $0.10
●	Model 615 shipments up 18%; Replacement cartridge shipments up 35%
●	Replacement cartridges up to 144% of Model 615 shipped

Julian T. Ross, Chairman of the Board and Chief Executive Officer of OxySure stated, “We are pleased to have grown the business once again, while remaining focused on building a solid medical device platform to leverage growth opportunities going forward. We are now remarkably well-positioned as an emerging medical device leader to achieve our goals for 2015 and beyond. These goals include rapidly growing our direct sales force, expanding overseas, launching a direct to consumer (DTC) campaign, uplisting our company to NYSE or Nasdaq, and making strategic acquisitions.”

For the fiscal year ended December 31, 2014, revenues increased by 35% to $2,437,402 from $1,800,327 in 2013. The increase was primarily driven by an 83% surge in revenues in the United States. The revenue increase in the US was driven primarily by an increase in sales from products for the military in connection with a teaming agreement.

For the Company’s Model 615 portable emergency oxygen product, unit cartridge reorder rates continued to increase as the installed base of Model 615 increases, continuing the trend of a very “sticky” customer relationship with the product upon adoption. Unit cartridge shipments as a percentage of Model 615 shipments increased to 144% in FY2014 from 125% in FY2013. Cartridges as a percentage of the Model 615 installed base as at December 31, 2014 increased to 45%, up from 39.3% as at December 31, 2013. During FY2014, Model 615 shipments increased 18% versus FY2013, and replacement cartridge shipments increased 35% versus FY2013. This continues to be consistent with historical trends of rising reorders as customers become more accustomed to OxySure’s products.

Gross profit was $1,018,355 for the twelve months ended December 31, 2014, a decrease of 15.7% from $1,207,341, primarily due to the effect of an increase in absorbed rent expense and labor cost. Adjusted for these rent and labor expenses gross profit was $1,352,746 representing a gross margin of 56%.

Selling, general and administrative expenses for 2014 were $2,469,711 compared to $1,339,624 for fiscal year 2013. The Company increased sales and marketing expenses by 104% to $718,705 as it expanded its sales and marketing, branding and investor relations efforts. General and administrative expenses also increased by 78% to $1,751,006 primarily as a result of an increase in employee stock option expense, an increase in salaries and wages, and an increase in professional fees. Professional fees increased primarily due to legal and accounting fees related to an acquisition transaction the Company pursued during the second half of 2014 but did not consummate during FY2014.

Interest expense increased to approximately $907,612 in the twelve months ended December 31, 2014, as compared to $249,979 in the twelve months ended December 31, 2013, primarily as a result of the amortization of debt discount and beneficial conversion features (BCF). The Company recorded approximately $747,612 in non-cash interest related to debt discount amortization during the twelve months ended December 31, 2014, as compared to $207,239 during the twelve months ended December 31, 2013.

Net loss during fiscal year ended December 31, 2014 was $2,753,560, or $0.10 per share, as compared to $712,452 or $0.03 per share for fiscal year ended December 31, 2013. The weighted average shares outstanding were 26,367,254 and 23,754,402 for fiscal year 2014 and 2013, respectively.

The Company’s balance sheet remained strong. Cash was $647,093 at December 31, 2014 as compared to $657,673 at December 31, 2013. Working capital was a surplus of $418,734 at December 31, 2014 as compared to a surplus of $747,473 at December 31, 2013. The Company’s current ratio was 1.3 as at December 31, 2014. Cash from financing activities was down 24% to $1.16 million during FY2014 from $1.52 million during FY2013.

The Company had deferred income tax assets of $5,588,365 and $4,733,483 for the years ended December 31, 2014 and 2013 respectively which were offset in full by a valuation allowance.

2

Business updates

OxySure enters 2015 in a remarkably strong position as an emerging medical device leader. Over the past 12 months, the Company:

●	Expanded its international distribution footprint by adding new distributors such as HTM Medico for Singapore, and Ajad Medical for Saudi Arabia;
●	Received CE Mark Approval for the OxySure Model 615 Portable Emergency Oxygen Device, a critical step toward launching the product into the 30 countries belonging to the European Economic Area (EEA);
●	Appointed several new US distributors;
●	Commenced a pilot for a cloud-based tracking and incident reporting system;
●	Made significant progress on the development of new products for the military;
●	Secured Cliff Meidl, two-time Olympian and Team USA Olympic Flag Bearer to be a Spokesman and Special Advisor exclusively to the Company;
●	Was selected by the United States Patent and Trademark Office (USPTO) as one of 10 companies, including Caterpillar, Qualcomm and others to exhibit its product and related technologies at the Innovation Expo held at the Smithsonian;
●	Made significant staffing additions to enhance medical device platform capability, including a VP of Resuscitation Sales, Director of Regulatory Affairs and Quality Assurance, and additions in engineering, manufacturing and territory sales management; and
●	Opportunistically invested in operational efficiencies.

The Company plans to continue its focus on growth by expanding its direct sales force and its global distribution channel. The Company also plans to ramp up its sales and marketing activities to raise market awareness and grow its brand, while maintaining a focus on regulatory approvals and compliance and reductions in product costs and operational costs. These initiatives and investments will result in higher sales for OxySure in the future, and at the same time expand OxySure’s leadership position in the emergency/short-duration oxygen market and the pre-hospital medical emergency market in general.

“We are excited about 2015 as we anticipate continued growth, new opportunities and even the possibility of catalytic events,” said Mr. Ross. “We plan to continue to work hard to improve our products, our competitive position, and our category leadership, while striving to maintain our culture of innovation as we grow.”

3

Conference Call

OxySure’s CEO Julian Ross will host the conference call to discuss the Company’s fiscal year 2014 results.

Date:	Tuesday, March 31, 2015
Time:	9:00 am ET
US Dial-In:	1 (800) 697-5978 Audience US Toll Free
International Dial-In:	1 (630) 691-2750 Audience US Toll
Passcode:	6079 959#
For webcast link:	http://www.oxysure.com/aed/index.php/investors-home

Please dial in at least 10-minutes before the call to ensure timely participation.

About OxySure Systems, Inc.

OxySure Systems, Inc. (OXYS) is a medical technology company that focuses on the design, manufacture and distribution of specialty respiratory and medical solutions. The company pioneered a safe and easy to use solution to produce medically pure (USP) oxygen from inert powders. The company owns numerous issued patents and patents pending on this technology which makes the provision of emergency oxygen safer, more accessible and easier to use than traditional oxygen provision systems. OxySure's products improve access to emergency oxygen that affects the survival, recovery and safety of individuals in several areas of need: (1) Public and private places and settings where medical emergencies can occur; (2) Individuals at risk for cardiac, respiratory or general medical distress needing immediate help prior to emergency medical care arrival; and (3) Those requiring immediate protection and escape from exposure situations or oxygen-deficient situations in industrial, mining, military, or other "Immediately Dangerous to Life or Health" (IDLH) environments. www.OxySure.com

Forward-Looking Statements

Statements in this earnings release that are not historical facts are considered to be forward-looking statements. Such statements include, but are not limited to, statements regarding management beliefs and expectations, based upon information available at the time the statements are made, regarding future plans, objectives and performance. All forward-looking statements are subject to risks and uncertainties, many of which are beyond management’s control and actual results and performance may differ significantly from those contained in forward-looking statements. OxySure Systems, Inc. intends any forward-looking statement to be covered by the Litigation Reform Act of 1995 and is including this statement for purposes of said safe harbor provisions. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. OxySure Systems, Inc. undertakes no obligation to update any forward-looking statements to reflect events or circumstances that occur after the date as of which such statements are made. A discussion of certain risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements is included in OxySure Systems, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014.

4

OXYSURE SYSTEMS INC.
BALANCE SHEETS

	December 31,
	2014	2013

ASSETS
Current assets
Cash and cash equivalents	$647,093	$657,673
Accounts receivable, net	369,575	47,183
Inventories	277,346	287,666
License fee receivable	463,308	500,000
Prepaid expenses and other current assets	53,588	107,305
Total current assets	1,810,910	1,599,827

Property and equipment, net	91,537	70,249
Intangible assets, net	362,764	392,746
Other assets, net	246,237	289,532

TOTAL ASSETS	$2,511,448	$2,352,354

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$558,338	$147,719
Related party payable	154,850	118,627
Deferred revenue	-	2,976
Capital leases - current	149	309,129
Notes payable - current, net of discount	40,897	44,000
Convertible notes payable, net of discount	637,942	229,903

Total current liabilities	1,392,176	852,354

Long-term liabilities
Capital leases	-	554
Notes payable, net of discount	44,484	76,072
Total long-term liabilities	44,484	76,626

TOTAL LIABILITIES	1,436,660	928,980

COMMITMENTS AND CONTINGENCY (NOTE 9)

STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.0005 per share; 25,000,000 shares authorized;
593,750 Series A convertible preferred shares issued and outstanding as of December 31, 2014 and 743,750 shares issued and outstanding as of December 31, 2013.	296	371
1,145 Series B convertible preferred shares issued and outstanding as of December 31, 2014 and 750 shares issued and outstanding as of December 31, 2013.	1	-
Common stock, par value $0.0004 per share; 100,000,000 shares authorized;
28,438,631 shares of voting common stock issued and outstanding as of December 31, 2014 and 25,854,307 shares issued and outstanding as of December 31, 2013	11,377	10,343
Additional Paid-in Capital	19,104,322	16,700,307
Accumulated deficit	(18,041,208)	(15,287,647)

TOTAL STOCKHOLDERS’ EQUITY	1,074,788	1,423,374

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,511,448	$2,352,354

5

OXYSURE SYSTEMS INC.
STATEMENTS OF OPERATIONS

	For the year ended December 31,
	2014	2013

Revenues, net	$2,437,402	$1,800,327
Cost of goods sold	1,419,047	592,986
Gross profit	1,018,355	1,207,341

Operating expenses
Research and development	583,435	356,015
Sales and marketing	718,705	353,156
Other general and administrative	1,751,006	986,468
Loss from operations	(2,034,791)	(488,298)

Other income (expenses)
Other income (expense)	188,843	25,825
Interest expense	(907,612)	(249,979)
Total other income (expenses)	(718,768)	(224,154)

Net loss	$(2,753,560)	$(712,452)

Basic net income (loss) per common share	$(0.10)	$(0.03)
Diluted net income (loss) per common share	$(0.10)	$(0.03)

Weighted average common shares outstanding:
Basic	26,367,254	23,754,402
Diluted	26,367,254	23,754,402

6

OXYSURE SYSTEMS INC.
STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2014	2013

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(2,753,560)	$(712,452)
Adjustments to reconcile net income (loss) to net
cash from operating activities:
Depreciation and amortization expense	42,151	53,159
Amortization of debt discount and beneficial conversion features	747,612	207,239
Gain on forgiveness of debt	14,466	-
Gain on settlement of debt	(90,912)	-
Derivative liability fair value adjustment	3,001	-
Expenses paid by related parties	4,374	37,335
Expenses paid on behalf of third party	150,000	-
Stock based compensation	136,944	61,480
Common stock issued for services	64,873	126,756
Changes in operating assets and liabilities:
Accounts receivable	(322,392)	(28,697)
Inventories	10,320	(66,321)
License fees receivable	36,692	(500,000)
Other assets	125,531	106,148
Accounts payable and accrued liabilities	763,046	(72,601)
Prepaid expense	(28,519)	-
Deferred revenue	(2,976)	(72,837)

NET CASH USED IN OPERATING ACTIVITIES	(1,099,349)	(860,791)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(68,080)	(12,105)
Purchase of intangible assets	(198)	(4,262)

NET CASH USED IN INVESTING ACTIVITIES	(68,278)	(16,367)

CASH FLOWS FROM FINANCING ACTIVITIES
Common stock issued for cash	29,701	347,364
Series B preferred stock issued for cash and warrants	525,000	750,000
Common stock issued for cash and warrants	-	216,800
Cash received from related parties	9,800	42,470
Payments made to related parties	(227,951)	(268,950)
Payments made on notes payable	-	-
Cash received from convertible notes payable	1,168,200	431,500
Payments made on convertible notes payable	(200,201)	-
Payments on capital leases	(151,872)	(2,254)
Exercising of warrants	4,370	4,388

NET CASH PROVIDED BY FINANCING ACTIVITIES	1,157,047	1,521,318

Net change in cash and cash equivalents	(10,580)	644,160

Cash and cash equivalents, at beginning of period	657,673	13,513

Cash and cash equivalents, at end of period	$647,093	$657,673

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$-	$18,792
Income taxes	$-	$-

Supplemental non-cash investing and financing activities:
Initial value of derivative	$28,009	$-
Capitalization of deferred loan costs	-	48,012
Common stock issued for services and rent extension	-	179,710
Common stock issued for capitalized website development costs	-	114,180
Common stock issued in connection with lease extinguishment	66,750	-
Cashless exercise of warrants for forgiveness of debt	-	14,700
Conversion of convertible notes payable	625,913	447,748
Benefical conversion feature	951,423	317,609
Conversion of Series A preferred stock to common stock	74	38
Conversion of accrued rent to common stock	-	423,413

7

Contacts:

Renmark Financial Communications, Inc.

Bettina Filippone: bfilippone@renmarkfinancial.com

John Boidman: jboidman@renmarkfinancial.com

Tel.: (416) 644-2020 or (514) 939-3989

www.renmarkfinancial.com/

Redchip Companies, Inc.

Jon Cunningham: jon@redchip.com

800-733-2447, ext. 107

www.redchip.com/

8